Exhibit 16.1

January 8, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
USA

Dear Sirs/Madams:

We have read Item 4.01 of RestorGenex Corporation’s Form 8-K dated January 8, 2016, and have the following comments:

1.	We agree with the statements made in paragraphs two through four and paragraph six.
2.	We have no basis to agree or disagree with the statements made in paragraphs one and five.

Yours truly,

/s/ Deloitte & Touche LLP